EXHIBIT 99.1
             [Pages 23-44 of the registration statement on Form S-4 (File No. 333-126780), as amended, filed by NYSE Group with the SEC, which was declared effective on November 3, 2005]

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS DOCUMENT, INCLUDING THE MATTERS ADDRESSED UNDER
"FORWARD-LOOKING STATEMENTS," YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RISKS RELATING TO THE MERGERS

BECAUSE THE MERGER CONSIDERATION EXCHANGE RATIOS ARE FIXED, IF YOU ARE A NYSE MEMBER, THE MARKET VALUE OF NYSE GROUP COMMON STOCK AND CASH ISSUED TO YOU MAY BE LESS THAN THE VALUE OF YOUR NYSE MEMBERSHIP, AND, IF YOU ARE AN ARCHIPELAGO STOCKHOLDER, THE MARKET VALUE OF THE NYSE GROUP COMMON STOCK ISSUED TO YOU MAY BE LESS THAN THE VALUE OF YOUR ARCHIPELAGO COMMON STOCK.

     NYSE members and Archipelago stockholders that receive shares in the mergers will receive a fixed number of shares of NYSE Group common stock rather than a number of shares with a particular fixed market value. The market values of NYSE memberships and Archipelago common stock at the time of the mergers may vary significantly from their prices on the date the merger agreement was executed, the date of this document or the date on which NYSE members and Archipelago stockholders vote on the mergers. Because the respective merger consideration exchange ratio will not be adjusted to reflect any changes in the market price of NYSE memberships or Archipelago common stock, the market value of the NYSE Group common stock issued in the mergers and the NYSE memberships and Archipelago common stock surrendered in the mergers may be higher or lower than the values of these memberships or shares on earlier dates.

     Changes in membership and stock price may result from a variety of factors that are beyond the control of the NYSE and Archipelago, including changes in their businesses, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and developments. Market assessments of the benefits of the mergers and of the likelihood that the mergers will be completed, and general and industry specific market and economic conditions may also have an effect on prices. Neither the NYSE nor Archipelago is permitted to terminate the merger agreement solely because of changes in the market price of either party's respective memberships or common stock.

     In addition, the mergers may not be completed until a significant period of time has passed after the special meetings. As a result, the market values of the NYSE memberships and/or Archipelago common stock may vary significantly from the date of the special meetings to the date of the completion of the mergers. You are urged to obtain up-to-date prices for NYSE memberships and Archipelago common stock. See "The Mergers--Stock Exchange Listing and Stock Prices" for ranges of historic prices of NYSE memberships and shares of Archipelago common stock.

THE ABILITY OF NYSE MEMBERS TO INCREASE EITHER THE AMOUNT OF CASH OR THE NUMBER OF SHARES OF NYSE GROUP COMMON STOCK THAT THEY RECEIVE PURSUANT TO THE CASH ELECTION OR STOCK ELECTION, RESPECTIVELY, WILL BE SUBJECT TO PRORATION IN THE EVENT OF AN OVERSUBSCRIPTION OF THE CASH ELECTION OR THE STOCK ELECTION.

     The cash election and stock election available to NYSE members in the mergers are subject to proration to ensure that the total amount of cash paid, and the total number of shares of NYSE Group common stock issued, in the mergers to the NYSE members, as a whole, will equal the total amount of cash and number of shares that would be paid and issued if all of the NYSE members received the standard NYSE consideration of $300,000 in cash and 80,177 shares of NYSE Group common stock per NYSE membership. As a result, the consideration that any particular NYSE member receives if he or she makes the cash election or the stock election will not be known at the time that he or she makes the election because the consideration will depend on the total number of NYSE members who make the cash election and the total number of NYSE members who make the stock election. If the cash election is oversubscribed, then NYSE members who have made the cash election will receive some shares of NYSE Group common stock in lieu of the full amount of cash sought for their NYSE memberships. Likewise, if the stock election is oversubscribed, then NYSE members who have made the stock election will receive some cash in lieu of the full number of shares of NYSE Group common stock sought for

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their NYSE memberships.  Accordingly,  if NYSE members make the cash election or the stock election with respect to their NYSE membership, they may not receive exactly the amount and type of consideration that they elected to receive in the mergers, which could result in, among other things, tax consequences that differ from those that would have resulted if they had received the form of consideration that they had elected (including the potential recognition of gain for federal income tax purposes if they receive cash).

     Because there is no way to predict the value of shares of NYSE Group common stock after the mergers, the value of the consideration that NYSE members will receive in the mergers may vary depending on the type of election that they make. NYSE members who make the cash election or stock election will receive, subject to proration, a different amount of cash and number of shares of NYSE Group common stock than the standard NYSE consideration, based on an implied cash value per share of NYSE Group common stock equal to the volume weighted average price of a share of Archipelago common stock during the 10 consecutive trading days ending the day immediately prior to the date of the mergers, as set forth in the merger agreement. This implied cash value, however, may be different from the actual value of a share of NYSE Group common stock upon completion of the mergers. As a result, the value of the consideration received by NYSE members who make any particular election may vary from the value of the consideration received by NYSE members who make a different election or no election.

     For a discussion of the election mechanism and possible adjustments to the consideration paid to those who make the cash election or stock election, see "The Merger Agreement--Merger Consideration Received by NYSE Members." For a discussion of the material federal income tax consequences of the mergers, see "The Mergers--Material U.S. Federal Income Tax Consequences."

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ANY PERMITTED DIVIDEND THAT MAY BE PAID BY THE NYSE OR BY ARCHIPELAGO AND THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE NYSE MERGERS TO U.S. HOLDERS WHO RECEIVE A COMBINATION OF NYSE GROUP COMMON STOCK AND CASH ARE SUBJECT TO SOME DEGREE OF UNCERTAINTY.

     The NYSE and Archipelago have jointly requested a private letter ruling from the Internal Revenue Service with respect to the transactions contemplated by the merger agreement. The parties have not yet received the private letter ruling and it is uncertain whether the requested rulings regarding the U.S. federal income tax consequences of any permitted dividend that may be paid by the NYSE or by Archipelago, and regarding the U.S. federal income tax consequences of the NYSE mergers to U.S. holders who receive a combination of NYSE Group common stock and cash, will be granted.

     With respect to permitted dividends, uncertainty as to the U.S. federal income tax treatment exists because there is a conflict among legal authorities as to whether and under what circumstances a pre-merger distribution will be treated as a dividend or as additional merger consideration. With respect to U.S. holders who receive a combination of NYSE Group common stock and cash, uncertainty as to the U.S. federal income tax treatment exists because the law regarding cash payments pursuant to a reincorporation, such as the NYSE corporation merger, that is part of a larger overall transaction is unclear. If the requested rulings are granted, the Internal Revenue Service's position with respect to these issues will be certain. There can be no assurance that a private letter ruling will be received or that, if received, the Internal Revenue Service will agree with all of the conclusions set forth under "The Mergers--Material U.S. Federal Income Tax Consequences," including the opinions of counsel regarding the U.S. federal income tax consequences of any permitted dividend that may be paid by the NYSE or by Archipelago, and regarding the U.S. federal income tax consequences of the NYSE mergers to U.S. holders who receive a combination of NYSE Group common stock and cash.

     You are urged to consult your tax advisors concerning the U.S. federal income and other tax consequences to you of any permitted dividend and the mergers.

WE MAY FAIL TO REALIZE THE ANTICIPATED COST SAVINGS, GROWTH OPPORTUNITIES AND SYNERGIES AND OTHER BENEFITS ANTICIPATED FROM THE MERGERS, WHICH COULD ADVERSELY AFFECT THE VALUE OF NYSE GROUP COMMON STOCK.

     The NYSE and Archipelago currently operate as separate companies. The success of the mergers will depend, in part, on our ability to realize the anticipated synergies and growth opportunities from combining the

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businesses, as well as the projected stand-alone cost savings and revenue growth trends identified by each company. On a stand-alone basis, the NYSE anticipates that the introduction of new financial and control systems, cost efficiency goals, and new pricing within its revenue model will generate material operating leverage. While there are no assurances that the NYSE would reach those stand-alone projections, we believe that the merger with Archipelago, combined
with  a  for-profit   structure,   provides   incremental   incentives  for  the
organization  to  reach  its  stand-alone  objectives.   Archipelago,  with  the
integration of PCX Holdings, which it recently acquired, also has independent objectives, as discussed further under "Risk Factors--Risks Relating to the
Mergers--There   are  significant  risks  and   uncertainties   associated  with
Archipelago's acquisition of PCX Holdings."

     In addition, on a combined basis, NYSE Group expects to benefit from operational synergies resulting from the consolidation of capabilities and elimination of redundancies as well as greater efficiencies from increased scale, market integration and more automation. With the combination of stand-alone cost savings and synergies from the mergers, our managements expect that NYSE Group will achieve cost savings of approximately $100.0 million in 2005 and 2006, combined, and an additional $100.0 million in 2007, as compared to the 2005 budgets for the NYSE and Archipelago on a stand-alone basis. Management also intends to focus on revenue synergies for the combined entity. However, we must successfully combine the businesses of the NYSE and Archipelago in a manner that permits these cost savings and synergies to be realized. In addition, we must achieve the anticipated savings without adversely affecting current revenues and our investments in future growth. If we are not able to successfully achieve these objectives, the anticipated cost savings, revenue growth and synergies may not be realized fully or at all, or may take longer to realize than expected.

THE FAILURE TO INTEGRATE SUCCESSFULLY THE BUSINESSES AND OPERATIONS OF THE NYSE AND ARCHIPELAGO IN THE EXPECTED TIME FRAME MAY ADVERSELY AFFECT NYSE GROUP'S FUTURE RESULTS.

     Historically, the NYSE and Archipelago have operated as independent companies, and they will continue to do so until the completion of the mergers. The management of NYSE Group may face significant challenges in consolidating the functions (including regulatory functions) of the NYSE and Archipelago, integrating their technologies, organizations, procedures, policies and operations, as well as addressing differences in the business cultures of the two companies and retaining key NYSE and Archipelago personnel. The integration may also be complex and time consuming, and require substantial resources and effort. The integration process and other disruptions resulting from the mergers may also disrupt each company's ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect our relationships with market participants, employees, regulators and others with whom we have business or other dealings or to achieve the anticipated benefits of the mergers. In addition, difficulties in integrating the businesses or regulatory functions of the NYSE and Archipelago could harm the reputation of NYSE Group.

THE COMBINED COMPANY WILL INCUR SIGNIFICANT TRANSACTION AND MERGER-RELATED COSTS IN CONNECTION WITH THE MERGERS.

     The NYSE and Archipelago expect to incur a number of non-recurring costs associated with combining the operations of the two companies. The NYSE and Archipelago will also incur legal, accounting and other transaction fees and other costs related to the merger, anticipated to be between $34 million and $36 million (excluding costs related to the legal proceedings described under "The Mergers--Legal Proceedings Related to the Mergers"). Some of these costs are payable regardless of whether the mergers are completed.
 Moreover, under specified circumstances, the NYSE or Archipelago may be required to pay termination fees and reimburse certain expenses of up to $40 million in connection with the termination of the proposed mergers. See "The Merger Agreement--Termination--Termination Fees and Expense Reimbursement." Additional unanticipated costs may be incurred in the integration of the businesses of the NYSE and Archipelago.

     Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset these transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

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CERTAIN  DIRECTORS AND EXECUTIVE  OFFICERS OF THE NYSE AND  ARCHIPELAGO MAY HAVE
INTERESTS IN THE MERGERS THAT ARE DIFFERENT FROM, OR IN ADDITION TO OR IN CONFLICT WITH, YOURS.

     Executive officers of the NYSE and Archipelago negotiated the terms of the merger agreement and the boards of directors of the NYSE and Archipelago approved the merger agreement and unanimously recommend that you vote in favor of the approval and adoption of the merger agreement. These directors and executive officers may have interests in the mergers that are different from, or in addition to or in conflict with, yours. These interests include the continued employment of certain executive officers of the NYSE and Archipelago by NYSE Group, the continued positions of certain directors of the NYSE and Archipelago as directors of NYSE Group, and the indemnification of former NYSE and Archipelago directors and officers by NYSE Group. With respect to Archipelago directors and executive officers, these interests also include the treatment in the mergers of employment agreements, change-of-control severance agreements, restricted stock units, options and other rights held by these directors and executive officers. Although the compensation levels of the NYSE Group officers have not yet been determined, during the last completed fiscal year, John A. Thain, the chief executive officer of the NYSE, received salary and bonus totaling $3,920,000; Richard G. Ketchum, the chief regulatory officer of the NYSE, received salary and bonus totaling $1,084,615; Robert G. Britz and Catherine R. Kinney, the presidents and co-chief operating officers of the NYSE, each received salary and bonus totaling $1,950,000; and Richard B. Bernard, the executive vice president and general counsel of the NYSE, received salary and bonus totaling $1,150,000. For the last completed fiscal year, Gerald D. Putnam, the chief executive officer of Archipelago, received salary and bonus totaling $2,282,885, and the other four most highly compensated officers of Archipelago each received salary and bonus totaling $753,692. These Archipelago officers also received significant amounts of equity-based compensation and other compensation, as described further in Archipelago's 2005 proxy statement. You should be aware of these interests when you consider your board of directors' recommendation that you vote in favor of the mergers. For a discussion of the interests of directors and executive officers in the mergers, see "The Mergers--Interests of Officers and Directors in the Mergers."

GOLDMAN SACHS MAY HAVE INTERESTS IN THE MERGERS THAT ARE DIFFERENT FROM, OR IN ADDITION TO OR IN CONFLICT WITH, THE INTERESTS OF THE NYSE AND ARCHIPELAGO, RESPECTIVELY.

     Goldman Sachs was hired by both the NYSE and Archipelago to facilitate discussions of a possible transaction between the NYSE and Archipelago. In this capacity, it assisted the NYSE and Archipelago in developing a joint analysis of the pro forma financial profile of the combined NYSE-Archipelago entity, held due diligence meetings to enable each company to learn more about the other company, helped perform discounted cash flow analysis of profit, revenue and cost projections developed by each company and facilitated discussions between the parties. Goldman Sachs was not hired as an independent financial advisor to either the NYSE or Archipelago with respect to the mergers, nor did Goldman Sachs negotiate on behalf of either party with respect to the mergers. Goldman Sachs was not asked to provide, and did not offer, any opinion to either the NYSE or Archipelago as to the fairness of the mergers to either party.

     At the time that the NYSE and Archipelago hired Goldman Sachs, each company was aware of the existing relationships that it had and continues to have with Goldman Sachs. These interests include, among other things, the fact that The Goldman Sachs Group, Inc., the parent company of Goldman Sachs, is a NYSE-listed company, indirectly holds 21 NYSE memberships and leases an additional 92 NYSE memberships; that Goldman Sachs Group indirectly owns approximately 7.3 million shares, or approximately 15.5%, of the outstanding Archipelago common stock; that Henry M. Paulson, Jr., chairman of the board of directors and chief executive officer of The Goldman Sachs Group, Inc., currently serves on the NYSE board of executives; and that, before becoming the chief executive officer of the NYSE, John A. Thain, chief executive officer of the NYSE, held various positions at Goldman Sachs, including president and chief operating officer. At the time that he accepted the position of chief executive officer of the NYSE, Mr. Thain also had significant holdings of Goldman Sachs equity securities, which were placed in a blind trust. For a more detailed description of the relationships between the NYSE and Archipelago, on the one hand, and Goldman Sachs, on the other hand, see "The Mergers--Certain Relationships and Related-Party Transactions--Relationships with Goldman Sachs." Because of these relationships, Goldman Sachs may have interests in the mergers that are different from, or in addition to or in conflict with, those of the NYSE and Archipelago.

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THE NYSE AND ARCHIPELAGO'S  RESPECTIVE  FINANCIAL ADVISORS MAY HAVE INTERESTS IN
THE MERGERS THAT ARE DIFFERENT FROM, OR IN ADDITION TO OR IN CONFLICT WITH, THE INTERESTS OF THE NYSE AND ARCHIPELAGO, RESPECTIVELY.

     The NYSE hired Lazard, and Archipelago hired Greenhill, to render an opinion regarding the fairness of the consideration to be received by the NYSE members and Archipelago stockholders, respectively, in the proposed mergers. Shares of Lazard Ltd, the parent company of Lazard, and shares of Greenhill & Co., Inc., the parent company of Greenhill, are listed on the NYSE. In this regard, Lazard and Greenhill pay listing fees to the NYSE. In addition, Lazard Capital Markets LLC, an entity owned in large part by managing directors of Lazard, is the beneficial owner of one NYSE membership. The initial public offerings of Lazard Ltd and Greenhill & Co., Inc. were also underwritten by syndicates led by Goldman Sachs. For a more detailed description of these relationships, see "The Mergers--Certain Relationships and Related-Party Transactions--Relationships with Lazard" and "The Mergers--Certain Relationships and Related-Party Transactions--Relationships with Greenhill." Because of these relationships, Lazard and Greenhill may have interests in the mergers that are different from, or in addition to or in conflict with, those of the NYSE and Archipelago. The NYSE and Archipelago believe that these interests and relationships of Lazard and Greenhill did not present conflicts of interest that affected the judgment of Lazard or Greenhill, respectively, in rendering their fairness opinions.

WE EXPECT THAT, FOLLOWING THE MERGERS, NYSE GROUP WILL HAVE SIGNIFICANTLY LESS CASH ON HAND THAN THE SUM OF CASH ON HAND AVAILABLE TO THE NYSE AND ARCHIPELAGO PRIOR TO THE MERGERS. THIS REDUCED AMOUNT OF CASH COULD ADVERSELY AFFECT NYSE GROUP'S ABILITY TO GROW AND PERFORM.

     Following an assumed completion of the mergers in January 2006, after payment of the merger consideration, the expenses of consummating the merger, any permitted cash dividends prior to the mergers (see "The Merger Agreement--Dividends; Withholding"), and all other pro forma adjustments relating to the mergers, NYSE Group is expected to have approximately $510 million in cash, cash equivalents, investment and other securities. Although the managements of the NYSE and Archipelago believe that this amount will be sufficient to meet NYSE Group's business objectives, this amount is significantly less than the approximately $1,120 million of combined cash, cash equivalents, investment and other securities held by the two companies today, and could constrain NYSE Group's ability to make necessary capital expenditures and other investments necessary to operate and grow its business. NYSE Group's financial position following the mergers could also make it vulnerable to general economic downturns and industry conditions, and place it at a competitive disadvantage relative to its competitors that have more cash at their disposal. In the event that NYSE Group does not have adequate capital to maintain or develop its business, additional capital may not be available to NYSE Group on a timely basis, on favorable terms, or at all.

THERE WILL BE MATERIAL DIFFERENCES BETWEEN THE CURRENT RIGHTS OF NYSE MEMBERS AND ARCHIPELAGO STOCKHOLDERS AND THE RIGHTS THEY CAN EXPECT TO HAVE AS NYSE GROUP STOCKHOLDERS.

     NYSE members and Archipelago stockholders that receive NYSE Group common stock in the mergers will become NYSE Group stockholders, and their rights as stockholders will be governed by the NYSE Group certificate of incorporation and bylaws. In addition, whereas the NYSE is currently a New York Type A not-for-profit corporation, governed by the New York Not-For-Profit Corporation Law, NYSE Group will be a for-profit corporation, governed by the Delaware General Corporation Law. As a result, there will be material differences between the current rights of NYSE members and Archipelago stockholders and the rights they can expect to have as NYSE Group stockholders. For example, a NYSE membership entitles its holder to trade on the NYSE. After the mergers, NYSE Group common stock will not entitle its holder the right to trade on any facility of NYSE Group or its subsidiaries, and instead, trading licenses will be sold separately from time to time. For a discussion of other material differences, see "Comparison of Rights Prior to and After the Mergers."

THE NYSE IS A PARTY TO PENDING LAWSUITS IN CONNECTION WITH THE MERGERS.

     The NYSE is a party to several lawsuits filed by third parties alleging, among other things, breach of fiduciary duty by the NYSE's directors, and seeking monetary damages or injunctive relief to prevent the mergers, or both, in connection with the mergers. Specifically, on September 27, 2005, several NYSE members,

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on behalf of themselves and a purported class of similarly  situated  persons as
NYSE members, filed a consolidated amended complaint under the caption IN RE NEW
YORK  STOCK  EXCHANGE/ARCHIPELAGO   MERGER  LITIGATION  against  the  NYSE,  its
directors and The Goldman Sachs Group, Inc., in connection with the mergers. The consolidated amended complaint contains twenty causes of action against the NYSE and its directors. The causes of action allege that the NYSE and its directors breached their fiduciary duties of candor, care, loyalty and good faith and unlawfully converted assets belonging to the NYSE members. The consolidated amended complaint also contains one cause of action against The Goldman Sachs Group, Inc., alleging that it aided and abetted the breaches of fiduciary duties by the NYSE defendants. In the consolidated amended complaint, the plaintiffs allege that NYSE Group's registration statement filed with the SEC does not disclose certain information regarding the exchange ratio for the merger consideration, the sales price of Archipelago common stock and NYSE memberships, certain assumptions behind the NYSE's projections and the relationships among the NYSE and its advisors. In the consolidated amended complaint, the plaintiffs also argue that the exchange ratio undervalues the NYSE and overvalues Archipelago; that the transfer restrictions imposed on the shares of NYSE Group common stock to be issued to the NYSE members in the mergers are unfair; that the shares of NYSE Group common stock reserved for issuance to the NYSE employees belong to the NYSE members; and that the NYSE directors breached their fiduciary duties in not considering alleged proposals made by an investment consortium. A description of this litigation, and the plaintiffs' allegations, is set forth under "The Mergers--Legal Proceedings Relating to the Mergers." A copy of the consolidated amended complaint is also attached as Annex I to this document. Although the NYSE believes that the claims asserted in the lawsuits are without merit, we can provide no assurance as to the outcome of these claims. An adverse judgment for monetary damages could have a material adverse effect on the operations of NYSE Group after the mergers. A preliminary injunction could delay or jeopardize the completion of the mergers, and an adverse judgment granting injunctive relief could permanently enjoin the completion of the mergers.

     The costs and expenses incurred by the NYSE in connection with these lawsuits could also reduce the amount of any permitted dividend paid to the NYSE members. The merger agreement will permit either the NYSE or Archipelago to pay a cash dividend to its members or stockholders, as applicable, so that the relative net cash that the NYSE and Archipelago contribute to NYSE Group in the mergers is in a 70:30 ratio, so long as each company maintains its respective minimum net cash amount. See "The Merger Agreement--Permitted Dividends." If either the NYSE or Archipelago is able to pay a permitted dividend under the merger agreement, it currently intends to do so to the greatest extent permitted under the merger agreement. Currently, the NYSE expects that it will have excess net cash to pay a permitted dividend to the NYSE members. The costs and expenses incurred by the NYSE in connection with these lawsuits, however, could reduce the amount of permitted dividend, if any, that the NYSE is able to pay to the NYSE members.

THE SEC MAY REQUIRE US TO CHANGE THE STRUCTURE OF NYSE GROUP, OR THE PROVISIONS OF THE NYSE GROUP CERTIFICATE OF INCORPORATION AND BYLAWS.

     NYSE Group's proposed organizational structure after the mergers, as well as its certificate of incorporation and bylaws after the mergers, are subject to review by the SEC. The SEC may require changes to the structure, certificate of incorporation or bylaws of NYSE Group and its subsidiaries (including NYSE Market and NYSE Regulation and Archipelago), as a precondition to its approval of the rules of the national securities exchanges owned by NYSE Group. We cannot predict what, if any, changes may be required, which may include changes that limit or otherwise adversely affect your ability to transfer, hold or vote shares of NYSE Group common stock after the mergers. Certain changes may require us to obtain the approval of the NYSE members and the Archipelago stockholders and, therefore, to re-solicit proxies. We may incur significant additional expenses and costs if we are required to re-solicit proxies.

CERTAIN SHARES OF NYSE GROUP COMMON STOCK ARE SUBJECT TO RESTRICTIONS ON TRANSFER, WHICH MAY PREVENT THEIR HOLDERS FROM REALIZING GAINS DURING CERTAIN TIME PERIODS.

     Under the NYSE Group certificate of incorporation that will be in effect after the mergers, shares of NYSE Group common stock received by NYSE members in the mergers may not be sold or transferred for a period of time, except in the limited circumstances described under "Description of NYSE Group Capital Stock--Transfer

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



Restrictions on Certain Shares of NYSE Group Common Stock." Subject to these limited exceptions, the transfer restrictions will expire in equal installments on the first, second and third anniversaries of the completion of the mergers, unless the NYSE Group board of directors removes these transfer restrictions, in whole or in part, prior to these dates, or unless the transfer restrictions are removed from shares of NYSE Group common stock issued to certain investment entities affiliated with General Atlantic, Goldman Sachs Group, and Gerald D. Putnam. For a description of these transfer restrictions, and the circumstances in which they may be removed, see "Description of NYSE Group Capital Stock--Transfer Restrictions on Certain Shares of NYSE Group Capital Stock."

     During the duration of these transfer restrictions on their shares of NYSE Group common stock, NYSE members will be precluded from realizing any gains from the increase in the market price of these shares of NYSE Group common stock.

BOTH NYSE MEMBERS AND ARCHIPELAGO STOCKHOLDERS WILL HAVE A REDUCED OWNERSHIP AND VOTING INTEREST AFTER THE MERGERS AND WILL EXERCISE LESS INFLUENCE OVER MANAGEMENT.

     After the completion of the mergers, the NYSE members and Archipelago stockholders will own a smaller percentage of NYSE Group than they currently own of the NYSE and Archipelago, respectively. Upon completion of the mergers, former NYSE members and employees will own 70%, and former Archipelago stockholders (including employees and other holders of Archipelago stock options and restricted stock units) will own 30%, of the NYSE Group common stock issued and outstanding at the time of completion of the mergers, on a diluted basis, as described under "The Mergers--General." Consequently, NYSE members, as a group, and Archipelago stockholders, as a group, will each have reduced ownership and voting power in the combined company compared to their ownership and voting power in the NYSE and Archipelago, respectively. In particular, Archipelago stockholders, as a group, will have less than a majority of the ownership and voting power of NYSE Group and, therefore, will be able to exercise less influence over the management and policies of the NYSE Group than they currently exercise over the management and policies of Archipelago.

OBTAINING REQUIRED APPROVALS MAY DELAY OR PREVENT COMPLETION OF THE MERGERS OR REDUCE THE ANTICIPATED BENEFITS OF THE MERGERS.

     Completion of the mergers is conditioned upon, among other things, the receipt of material governmental authorizations, consents, orders and approvals, including the approval of the SEC and the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The NYSE and Archipelago intend to pursue all required approvals in accordance with their obligations under the merger agreement. In connection with granting these approvals, the respective governmental or other authorities may impose conditions on, or require divestitures or other changes relating to, the divisions, operations or assets of the NYSE or Archipelago. Such conditions, divestitures or other changes may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger. See "The Merger Agreement--Conditions to Completion of the Mergers" for a discussion of the conditions to the completion of the merger and "The Mergers--Regulatory Approvals" for a description of the regulatory approvals necessary in connection with the mergers.

THERE ARE SIGNIFICANT RISKS AND UNCERTAINTIES ASSOCIATED WITH ARCHIPELAGO'S ACQUISITION OF PCX HOLDINGS.

     On September 26, 2005, Archipelago completed its acquisition of PCX Holdings and all of its subsidiaries, including the Pacific Exchange and PCX Equities. PCX Holdings, the Pacific Exchange and PCX Equities operate as wholly owned subsidiaries of Archipelago and, following the mergers, will operate as wholly owned subsidiaries of NYSE Group.

     There are significant risks and uncertainties associated with this acquisition. Archipelago and the NYSE may fail to realize the growth opportunities and the anticipated benefits to be derived from combining the businesses of the subsidiaries of PCX Holdings with their own. There can be no assurances that the systems, policies, procedures, operations, products, services or technology of Archipelago, the NYSE and the PCX entities will be implemented and integrated successfully or on a timely basis. There also may be delays, complications and expenses relating to such implementation and integration. If Archipelago or the NYSE is not able to successfully combine their businesses with those of the PCX entities, the anticipated benefits from the acquisition may not be realized fully or at all or may take longer to realize than expected. It is possible that the integration process could result in the loss of key employees, or that the disruption of the businesses of Archipelago, the NYSE or the PCX entities due to the acquisition could adversely affect their ability to maintain relationships with customers or compete effectively in the market.

     Failure to manage effectively the integration of PCX Holdings and its subsidiaries could adversely affect the growth strategy and future profitability of Archipelago or NYSE Group and subject them to some or all of the risks identified above. Additionally, the Pacific Exchange and PCX Equities serve as Archipelago's regulator. In the event that material conflicts of interest develop between Archipelago and the Pacific Exchange as its regulator, the operations of Archipelago and NYSE Group could be adversely affected.

THERE ARE SIGNIFICANT RISKS AND UNCERTAINTIES ASSOCIATED WITH ARCHIPELAGO'S INTENDED DIVESTITURE OF WAVE SECURITIES.

     Archipelago is in the process of divesting its wholly owned subsidiary, Wave Securities, L.L.C., in response to a rule recently adopted by the Pacific Exchange in connection with Archipelago's acquisition of PCX Holdings and its subsidiaries. The rule allows Archipelago to continue to own all of its ownership interest in Wave Securities following the closing of its acquisition of PCX Holdings, but only until December 31, 2005.

     There are significant risks and uncertainties associated with Archipelago's intended divestiture of Wave Securities. For example, there can be no guarantee that Archipelago will find a potential buyer for Wave Securities, or find a potential buyer willing to purchase Wave Securities on favorable terms and conditions. Because the intended divestiture of Wave Securities will be subject to the negotiation of a definitive agreement, regulatory approvals and potential unforeseen uncertainties and delays, Archipelago may be unable to sell Wave Securities, or sell Wave Securities on favorable terms, prior to December 31, 2005. The divestiture of Wave Securities also could involve substantial transaction costs, including legal, accounting and other transaction fees and costs.

     If Archipelago is unable to sell Wave Securities prior to December 31, 2005, Archipelago would need to obtain the SEC's approval to continue to own and operate Wave Securities. There can be no assurances, however, that such approval would be timely granted. If Archipelago is unable to sell Wave Securities and is also unable to obtain SEC's approval to continue to own and operate Wave Securities prior to December 31, 2005, Archipelago would be in violation of the rule adopted to approve its indirect acquisition and ownership of the Pacific Exchange.

     The divestiture of Wave Securities also may be complex and time-consuming, and may temporarily disrupt or distract the management and employees of Archipelago and Wave Securities from their focus on business operations. Realizing the benefits of this divestiture will depend in part on Archipelago's ability to transfer Wave Securities in an efficient and effective manner while maintaining adequate focus on its retained business.

RISKS RELATING TO NYSE GROUP'S BUSINESS

NYSE GROUP WILL FACE NUMEROUS COMPETITORS IN THE SECURITIES MARKET INDUSTRY, INCLUDING BOTH U.S.-BASED AND NON-U.S.-BASED COMPETITORS.

     The securities market industry is very competitive, and we expect competition to continue to intensify in the future. NYSE Group's prospective competitors, both domestically and around the world, are numerous and include both traditional and nontraditional execution venues.

     NYSE Group will compete with U.S.-based and non-U.S.-based markets, electronic communication networks and other alternative trading systems, market-makers and other execution venues. NYSE Group will also face competition for liquidity and trading securities from broker-dealers that internalize order flow. Internalization of order flow occurs when a broker-dealer trades against its own customers' orders, thus decreasing trading volume on public securities markets.

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



     NYSE Group will compete with other market participants in a variety of ways, including the cost, quality and speed of trade execution, the functionality, ease of use and performance of trading systems, the range of products and services, technological innovation and reputation. NYSE Group's competitors may:

     o respond more quickly to competitive pressures because they are not subject to the same degree of regulatory oversight as NYSE Group;

     o    develop products that are preferred by NYSE Group's customers;

     o    price their products and services more competitively;

     o develop and expand their network infrastructure and service offerings more efficiently;

     o    utilize faster, more user-friendly technology;

     o consolidate and form alliances, which may create greater liquidity, lower costs and better pricing than NYSE Group is able to offer;

     o    more effectively market, promote and sell their products and services;
          and

     o better leverage existing relationships with customers and alliance partners or better exploit brand names to market and sell their services.

     NYSE Group may also face competition from new entrants into the markets in which it competes. The emergence of new competitors may increase price competition and reduce margins for all existing securities markets, including NYSE Group. New entrants include new alternative trading systems and new initiatives by existing market participants, including established securities markets or exchanges. For example:

     o On August 25, 2005, the Boston Stock Exchange announced its intention to launch a new stock trading network called the Boston Equities Exchange, or BeX, in connection with a joint venture entered into with Fidelity Brokerage Co., Lehman Brothers Holdings Inc., Credit Suisse First Boston and Citigroup Inc.

     o In June and August 2005, the Philadelphia Stock Exchange announced that it had entered into strategic alliances with Merrill Lynch, Citadel Derivatives Group LLC, Citigroup, Credit Suisse First Boston, Morgan Stanley and UBS. According to the Philadelphia Stock Exchange, these investments will advance its goal of growing its business and technology.

     o In June 2005, BATS Trading, Inc., a company located in Kansas City, announced its intention to launch a new alternative trading system. BATS has stated that its new platform will be ready for trading in early 2006, subject to pending regulatory approvals.

     o In August 2005, Nasdaq announced its intention to allow customers to route options orders to major options exchanges by the first quarter of 2006.

     o The International Securities Exchange, Inc., a U.S. equity options exchange, recently announced that it will explore becoming a participant in the CTA Plan and the OTC/UTP Plan (which are described further under "Industry"), which would allow the International Securities Exchange to enter into the equities trading market and to trade exchange-listed and Nasdaq-listed securities.

     If NYSE Group is unable to compete successfully with these numerous competitors, its business, financial condition and operating results will be adversely affected. For a discussion of the competitive environment in which NYSE Group operates, see "Information About NYSE Group--Competition."

GLOBALIZATION, GROWTH, CONSOLIDATIONS AND OTHER STRATEGIC ARRANGEMENTS MAY IMPAIR NYSE GROUP'S COMPETITIVE POSITION.

     The liberalization and globalization of world markets has resulted in greater mobility of capital, greater international participation in local markets and more competition between markets in different geographical areas. As a result, the competition among U.S.-based and non-U.S.-based markets and other execution venues has become more intense.

     In addition, in the last several years, the structure of the securities trading industry has changed significantly through demutualizations and consolidations. In response to growing competition, many marketplaces in both Europe and the United States (such as the London Stock Exchange plc and Nasdaq) have demutualized to provide greater flexibility for future growth. The securities industry is also experiencing consolidation, creating a more intense competitive environment. In particular, Nasdaq has recently announced a proposed transaction that would result in Nasdaq owning Inet ATS, Inc. ("INET"). At present, Nasdaq, ArcaEx and INET account for a substantial proportion of the trading volume in Nasdaq-listed securities. Accordingly, this transaction is expected to increase the competition between ArcaEx and Nasdaq and INET for Nasdaq-listed securities. The Philadelphia Stock Exchange has also recently entered into investment agreements with other participants in the securities industry, with the aim of enabling it to better compete with other exchanges. In addition, there have been a number of recent attempts on the part of more than one European exchange to acquire the London Stock Exchange. This increasing consolidation also eliminates potential acquisition targets and strategic partners for NYSE Group.

     Because of these market trends, NYSE Group will face intense competition after the mergers. If NYSE Group is unable to compete successfully in this new environment, its business, financial condition and operating results will be adversely affected.

NYSE GROUP MUST KEEP UP WITH EMERGING TECHNOLOGICAL CHANGES IN ORDER TO COMPETE EFFECTIVELY IN A RAPIDLY EVOLVING AND HIGHLY COMPETITIVE INDUSTRY.

     NYSE Group will operate in a business environment that has undergone, and continues to experience, significant and rapid technological change. In recent years, electronic trading has grown in significance, and customer demand for increased choice of execution methods has increased. To remain competitive, NYSE Group must continue to enhance and improve the responsiveness, functionality, accessibility and features of its proprietary trading platforms, software, systems and technologies. Its success will depend, in part, on its ability to:

     o    develop and license leading technologies useful in its businesses;

     o    enhance its existing trading platforms and services;

     o respond to customer demands, technological advances and emerging industry standards and practices on a cost-effective and timely basis; and

     o continue to attract and retain highly skilled technology staff to maintain and develop its existing technology and to adapt to and manage emerging technologies.

     The development and expansion of proprietary electronic trading technology entails significant technical, financial and business risks. Any failure or delay in exploiting technology, or a failure to exploit technology as effectively as a competitor of NYSE Group, could have a material adverse effect on the business, financial condition and operating results of NYSE Group. In addition, the increased use of electronic trading on the NYSE may make it more difficult for NYSE Group to differentiate its products from those of its competitors, possibly reducing one of the competitive strengths of the NYSE. This may have an adverse impact on NYSE Group's business, and, in particular, may reduce the incentive for companies to pay to list on the NYSE. In addition, the commoditization of trade execution may result in a reduction in the number of people using NYSE's trading floor. This may result in a decrease in the revenues raised through use of the trading floor.

     The NYSE uses leading technologies and currently devotes substantial resources to its services. The adoption of new technologies or market practices may require NYSE Group to devote further resources to modify and adapt its services. In such cases, NYSE Group cannot assure you that it would succeed in making these improvements to its technology infrastructure in a timely manner or at all. If NYSE Group is unable to anticipate and respond to the demand for new services, products and technologies on a timely and cost-effective basis and to adapt to technological advancements and changing standards, it may be unable to compete effectively, which would have a material adverse effect on its business, financial condition and results of operations. Moreover, NYSE Group may incur substantial development, sales and marketing expenses and expend significant management effort to add new products or services to its trading platform. Even after incurring these costs, NYSE Group ultimately may not realize any, or may realize only small amounts of, revenues for these products or services. Consequently, if revenue does not increase in a timely fashion as a result of these expansion initiatives, the up-front costs associated with expansion may exceed revenue and reduce NYSE Group's working capital and income.

NYSE GROUP'S BUSINESS MAY BE ADVERSELY AFFECTED BY PRICE COMPETITION.

     The securities trading and listing industries are characterized by intense price competition. The pricing model for trade execution for equity securities has changed in response to competitive market conditions. Some of NYSE Group's prospective competitors have recently lowered their transaction costs and accordingly reduced the prices that they charge. In addition, NYSE Group may face price competition in the fees that it charges to its customers to list securities on its securities exchanges. It is likely that NYSE Group will continue to experience significant pricing pressures and that some of its competitors will seek to increase their share of trading or listings by further reducing their transaction fees or listing fees, by offering higher liquidity payments or by offering other forms of financial or other incentives. In the event that NYSE Group's competitors engage in any of these activities, NYSE Group's operating results and future profitability could be adversely affected. For example, NYSE Group could lose a substantial percentage of its share of trading or listings if it is unable to price its transactions in a competitive manner, or its profit margins could decline if it reduces its pricing in response. In addition, one or more competitors may engage in aggressive pricing strategies and significantly decrease or completely eliminate their profit margin for a period of time to capture a greater share of trading or listing. Some potential competitors, especially those outside of the United States, have high profit margins in other business areas, which may assist them in executing these strategies. This environment could lead to loss of order flow and decreased revenues, and could adversely affect NYSE Group's operating results.

     In addition, the NYSE is currently undertaking a fundamental review of its pricing structures for its listing, trading and regulatory fees. There is risk inherent in the introduction of new pricing structures, and the implementation of a new price structure may have material adverse effects on the business, financial condition and operating results of NYSE Group.

REGULATION NMS, AND CHANGES IN REGULATION NMS, MAY ADVERSELY AFFECT NYSE GROUP'S BUSINESSES.

     On April 6, 2005, the SEC adopted Regulation NMS, which is a set of regulations that will govern certain aspects of trading on securities market centers. Its provisions are scheduled to become effective at various points throughout 2005 and 2006. One of the principal features of Regulation NMS is the modernization of the "trade through" rule. Among other things, this rule requires market centers to establish and maintain procedures to prevent "trade throughs," which is the execution of an order at a price inferior to the best bid or offer displayed by another market center at the time of execution. Regulation NMS will protect and apply only to quotes available for immediate execution. The "trade through" rule implemented by Regulation NMS could increase competition between markets.

     Regulation NMS, as currently formulated, will also impose a cap of $0.003 per share on the access fees charged by market centers to members (or customers) and non-members based on executions against the best bid or best offer displayed through the consolidated quote system. This system continuously provides the best bid quote and best offer quote in listed equity securities to the public. As a result, the transaction fees that NYSE Group may charge for executions against its best bid and offer will be capped, which could decrease the amount of transaction fees that NYSE Group earns and prevent it from increasing its revenues by charging higher prices. The imposition of a cap on access fees could have an adverse effect on certain of NYSE Group's businesses.

     There is also a risk that Regulation NMS would not be implemented, or that it would be implemented after being amended in a manner that is adverse to NYSE Group. The NYSE and Archipelago have begun to develop their respective business strategies and alter their businesses in consideration of the rules in the current form of Regulation NMS. There is no assurance, however, that Regulation NMS will be implemented in a timely manner or in its current form. Any delay in the implementation of Regulation NMS, as well as any amendment to Regulation NMS, could create uncertainty and adversely affect NYSE Group's financial condition and results of operations.

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



NYSE GROUP INTENDS TO COMPETE IN ESTABLISHED TRADING MARKETS, SUCH AS THE U.S. OPTIONS OR FUTURES MARKETS OR NON-U.S. SECURITIES MARKETS. DEMAND AND MARKET ACCEPTANCE FOR NYSE GROUP'S PRODUCTS AND SERVICES WITHIN THESE MARKETS WILL BE SUBJECT TO A HIGH DEGREE OF UNCERTAINTY AND RISKS AND MAY AFFECT ITS GROWTH POTENTIAL.

     NYSE Group intends to develop additional products that will enable it to enter into or expand in established trading markets such as the U.S. options and futures markets or non-U.S. securities markets, which already possess established competitors. As a result, demand and market acceptance for NYSE Group's new products and services within these markets will be subject to a high degree of uncertainty and risk. If this demand fails to develop or develops more slowly than expected, these markets may become saturated with competitors, or if NYSE Group's products and services do not achieve or sustain market acceptance, NYSE Group may not generate sufficient revenues from these new products.

     NYSE Group's future growth and success may depend in part on its ability to compete with and penetrate the non-U.S. securities markets. There can be no assurance, however, that NYSE Group will be successful in competing with and/or penetrating these markets. Attracting customers in certain countries may be subject to a number of risks, including currency exchange rate risk, difficulties in enforcing agreements or collecting receivables, longer payment cycles, and compliance with the laws or regulations of foreign countries.

DAMAGE TO THE REPUTATION OF THE NYSE COULD HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESSES OF NYSE GROUP.

     One of the NYSE's competitive strengths is its strong reputation and brand name. This reputation could be harmed in many different ways, including by regulatory failures, governance failures or technology failures. Damage to the reputation of the NYSE could cause some issuers not to list their securities on NYSE Group's exchange, as well as reduce the trading volume on its exchanges. This, in turn, may have a material adverse effect on the business, financial condition and operating results of NYSE Group.

INCREASED INVESTOR INTEREST IN OTHER INVESTMENT PRODUCTS COULD HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESSES OF NYSE GROUP.

     Trading fees will account for a significant proportion of NYSE Group's revenues. Increased consumer interest in investment products that will not be traded on the facilities of any of the subsidiaries of NYSE Group may result in a reduction in order flow, and may therefore have a material adverse effect on the business, financial condition and operating results of NYSE Group.

NYSE GROUP WILL OPERATE IN A HIGHLY REGULATED INDUSTRY, AND MAY BE SUBJECT TO CENSURES, FINES AND OTHER LEGAL PROCEEDINGS IT FAILS TO COMPLY WITH ITS LEGAL AND REGULATORY OBLIGATIONS.

     NYSE Group will operate in a highly regulated industry. The securities industry is subject to extensive governmental regulation and could be subjected to increased regulatory scrutiny. As a matter of public policy, these regulatory bodies are responsible for safeguarding the integrity of the securities and other financial markets and protecting the interests of investors in those markets. The SEC extensively regulates the U.S. securities industry, including its operations, and it has broad powers to audit, investigate and enforce compliance and punish noncompliance with its rules and regulations and industry standards of practice. NYSE Group and its subsidiaries will be required to comply with the rules and regulations of the SEC. The cost of compliance is great. NYSE Group's ability to comply with all applicable laws and rules is largely dependent on its establishment and maintenance of compliance, audit and reporting systems and procedures, as well as its ability to attract and retain qualified compliance, audit and risk management personnel.

     The SEC is invested with broad enforcement powers to censure, fine, issue cease-and-desist orders, prohibit NYSE Group from engaging in some of its businesses or suspend or revoke the registration of its subsidiaries as national securities exchanges. In the case of actual or alleged noncompliance with regulatory requirements, NYSE Group could be subject to investigations and administrative or judicial proceedings that may result in substantial penalties, including revocation of a subsidiary's registration as a national securities exchange. Any such investigation or proceeding, whether successful or unsuccessful, would result in substantial costs and diversions of resources and might also harm NYSE Group's business reputation, any of which may have a material adverse effect on the business, financial condition and operating results of NYSE Group. For a

                                       34

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discussion  of recent  SEC  administrative  proceedings  against  the NYSE,  see
"Information About the NYSELegal Proceedings-SEC Administrative Proceedings."

     In addition, there may be a conflict between the self-regulatory responsibilities of certain businesses of NYSE Group and some of the market participants or customers of NYSE Group's subsidiaries. Any failure by NYSE Group to diligently and fairly regulate its members or to otherwise fulfill its regulatory obligations could significantly harm its reputation, prompt SEC scrutiny and adversely affect its business.

NYSE GROUP WILL FACE RESTRICTIONS WITH RESPECT TO THE WAY IN WHICH IT CONDUCTS CERTAIN OF ITS OPERATIONS, AND MAY EXPERIENCE CERTAIN COMPETITIVE DISADVANTAGES IF IT DOES NOT RECEIVE SEC APPROVAL FOR NEW BUSINESS INITIATIVES OR RECEIVES THEM IN AN UNTIMELY MANNER.

     NYSE Group expects to operate two registered national securities exchanges-the New York Stock Exchange LLC and, upon its acquisition by Archipelago, the Pacific Exchange. Pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a registered national securities exchange is responsible for regulating its members through the adoption and enforcement of rules governing the trading activities, business conduct and financial responsibility of its members and individuals associated with them. Changes to these rules are generally subject to the approval of the SEC, which publishes proposed rule changes for public comment. Changes to the certificate of incorporation, bylaws or rules of NYSE Group and any of its subsidiaries, to the extent that these changes could affect the activities of these self-regulatory organizations ("SROs") must also be approved. NYSE Group and its subsidiaries may from time to time seek to engage in new business activities, some of which may require changes to their governing rules.

     Any delay or denial of a requested approval could cause NYSE Group to lose business opportunities. NYSE Group's competitive position could be significantly weakened if its competitors are able to obtain SEC approval for new functionalities faster and with less difficulty than NYSE Group, or if approval is not required for NYSE Group's competitors. Competitors that are not SROs are subject to less stringent regulation. In addition, as NYSE Group seeks to expand its product base, it could become subject to the oversight of additional regulatory bodies.

THE PACIFIC EXCHANGE HAS HAD DISCUSSIONS WITH SEC STAFF REGARDING A POTENTIAL PILOT PROGRAM TO TRADE AND QUOTE OPTIONS IN PENNY INCREMENTS, BUT ANY PROPOSAL THAT THE PACIFIC EXCHANGE MAY MAKE ON THIS ISSUE MAY BE DENIED BY THE SEC.

     The Pacific Exchange has had discussions with SEC staff regarding a potential pilot program to display, rank, quote and execute option orders in penny increments. Currently, options are displayed, ranked, quoted and executed in nickel and dime increments, although the underlying equity security may be displayed, ranked, quoted and executed in penny increments (or, after the implementation of Regulation NMS, sub-penny increments if the quote, order or indication of interest for the stock is less than $1.00). Any proposal that the Pacific Exchange may make on this issue will require approval from the SEC.

     Currently, only certain option market participants can execute orders for options in penny increments; however, these orders are not executed in a manner that is transparent to all option market participants. Although these market participants are able to execute orders in penny increments, they still must quote and display their orders in nickel or dime increments. The Pacific
Exchange's potential pilot program would provide transparent option order display and execution to all market participants. It would also seek to provide improved and enhanced pricing opportunities for all market participants, as the fair value of options are often in part dependent upon the fair price of the underlying equity security. Some industry participants oppose such a program under the belief that it would overwhelm the capacity limits of existing option quote processing systems.

     In the event that the SEC approves displaying, quoting and executing options in any increments under a nickel, we believe that the Pacific Exchange and Archipelago, and consequently NYSE Group after the mergers, will be well positioned to adequately handle the process. Failure of the SEC to approve the ability to display, rank, quote and execute orders for options in increments under a nickel could limit to a material extent the ability of Archipelago and NYSE Group to gain options market share or realize the growth opportunities and the anticipated benefits to be derived from the acquisition of PCX Holdings and its subsidiaries.

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



REGULATORY DEVELOPMENTS COULD HAVE A NEGATIVE IMPACT ON NYSE GROUP'S BUSINESSES.

     The securities markets have been the subject of increasing political and public scrutiny in recent years in response to a number of developments and inquiries. In November 2004, the SEC proposed corporate governance, transparency, oversight and ownership rules for SROs and issued a concept release examining the efficacy of self-regulation by SROs. The concept release also solicited public comment concerning the level of market data fees, following several years of claims from some competitors and data intermediaries and competitors that market data fees and revenues are excessive.

     We cannot predict whether, or in what form, any regulatory changes will take place, or their impact on NYSE Group's business. However, the proposed changes in the rules and regulations affecting SROs could result in changes to the manner in which NYSE Group conducts its business or governs itself. The new rules could also, among other things, make it more difficult or more costly for NYSE Group to conduct the existing businesses of the NYSE and Archipelago or to enter into new businesses. A determination by the SEC, for example, to link market data fees to marginal costs, to become even more involved in the market data rate-setting process, or to reduce the current levels of market data fees could have a material adverse effect on the NYSE's market data revenues. Moreover, given the importance of regulation in the securities industry, it is possible that any developments could have a material adverse effect on NYSE
Group's business, as well as the business of other participants in the securities industry. For a discussion of recent regulatory developments, see "Regulation--Recent Regulatory Developments."

NYSE GROUP'S PROSPECTIVE CUSTOMERS WILL OPERATE IN A HIGHLY REGULATED INDUSTRY, AND REGULATORY CHANGES AND CHANGES IN MARKET STRUCTURE COULD HAVE A MATERIAL ADVERSE EFFECT ON NYSE GROUP'S BUSINESS.

     The prospective customers of NYSE Group will operate in a highly regulated industry. The SEC and other regulatory authorities, both in the United States and abroad, could impose regulatory changes that could have a negative impact on the desirability of listing on or utilizing the securities exchanges of the NYSE Group. For example, NYSE Group will compete with non-U.S. exchanges for listings. The regulatory requirements of the U.S. securities markets, including the requirements of the Sarbanes-Oxley Act of 2002, may discourage non-U.S. issuers from listing their securities on a U.S. securities market and, instead, lead them to list their securities on a non-U.S. securities market. Future regulatory changes and changes in market structure could cause NYSE Group to lose prospective customers. The loss of a significant number of customers or a reduction in trading activity on the securities exchanges of NYSE Group as a result of these changes may have a material adverse effect on the business, financial condition and operating results of NYSE Group.

NYSE GROUP WILL BE REQUIRED TO ALLOCATE FUNDS AND RESOURCES TO THE REGULATORY FUNCTIONS OF NYSE REGULATION.

     NYSE Group will be required to allocate significant resources to the regulatory functions of NYSE Regulation. This dedication of resources may limit the ability of NYSE Group to dedicate funds and human resources in other areas. In connection with the mergers, provisions will be made for NYSE Regulation to provide regulatory services to NYSE Group's securities exchanges. The obligations to fund NYSE Regulation under the agreements covering those services negatively affect the cash available to NYSE Group and its ability to invest in or pursue other opportunities that may also be beneficial to NYSE Group stockholders. NYSE Group and its subsidiaries will incur significant financial costs and expend considerable human resources in connection with the surveillance, examination and enforcement obligations of NYSE Regulation, including the costs of maintaining an effective regulatory staff. For a discussion of the regulatory structure and responsibilities of NYSE Group, see "NYSE Regulation."

ANY CONFLICTS OF INTEREST BETWEEN NYSE GROUP AND NYSE REGULATION MAY HAVE A MATERIAL ADVERSE EFFECT ON NYSE GROUP'S BUSINESS.

     NYSE Regulation will regulate and monitor the activities on the securities exchanges of NYSE Group and enforce issuer and member compliance with applicable law and the rules of the exchanges. In a recent rule proposal, the SEC noted that there is an inherent conflict that exists within every SRO between its regulatory functions, on the one hand, and its members, market operations, listed issuers, and shareholders, on the other hand.

The SEC has expressed particular concern about the conflicts of interest that exist when a for-profit entity owns an SRO. The for-profit entity's goal of maximizing stockholder value might conflict with the SRO's self-regulatory responsibilities imposed by the securities laws. For example, the for-profit entity might have an incentive to commit insufficient funds to the regulatory operations of the SRO, or use the disciplinary powers of the SRO to generate revenue for the for-profit entity by disciplining members that operate or participate in competing trading systems. In addition, the regulatory responsibilities imposed by the U.S. securities laws (such as encouraging low-cost trading and competitive markets) may conflict with the profit-oriented goals of NYSE Group as a public company. There may be more opportunities for conflicts of interest to arise when SROs regulate more listed companies. Additional conflicts of interest arise where a company (such as NYSE Group) lists its securities on the national securities exchange that it owns. The listing of NYSE Group common stock on the NYSE could potentially create a conflict of interest between the NYSE's regulatory responsibility to vigorously oversee the listing and trading of securities on the NYSE, on the one hand, and NYSE Group's commercial and economic interest, on the other hand. Such "self listing" may raise questions as to the NYSE' s oversight of competitors.

     NYSE Group expects to implement structural protections to minimize these potential conflicts of interest. For a discussion of some of these structural protections, see "NYSE Regulation-Structure, Organization and Governance of NYSE Regulation--After the Mergers." These structural protections, however, may not be adequate and, in any event, will not eliminate all potential conflicts of interest. For example, NYSE Group expects that certain of the independent directors of the NYSE Group board of directors will serve as directors on the NYSE Regulation board of directors. In the event that NYSE Group fails to manage these potential conflicts of interest adequately, it may incur reputational damage or otherwise suffer a material adverse effect on its business, financial condition and operating results.

CERTAIN OF NYSE GROUP'S BUSINESSES WILL CONTINUE TO RELY ON SPECIALISTS FOR EFFECTING SOME TRANSACTIONS. ANY FAILURE BY SPECIALISTS TO PERFORM THEIR FUNCTION OR TO COMPLY WITH THEIR REGULATORY OBLIGATIONS MAY HAVE A MATERIAL ADVERSE EFFECT ON NYSE GROUP'S BUSINESS.

     Some of the businesses of NYSE Group will depend on specialists to assist in maintaining some of their key competitive advantages. Specialists contribute to some of the advantages of the auction market, for example by assisting in providing liquidity and minimizing volatility. A deterioration in the performance of specialists, or misconduct by specialists, could damage NYSE Group's reputation and reduce NYSE Group's ability to compete with other securities exchanges for listings. The profitability of the seven specialist units currently active on the NYSE has fallen substantially since 2002.

     The increased use of technology, and in particular, computers, in securities executions also is changing the business models of specialists. Their failure to adapt their business models to this changing environment in general, and to the NYSE Hybrid MarketSM in particular, would further undermine the differentiation, and therefore the competitive position, of NYSE Market. For a discussion of certain litigation and SEC action relating to specialists, see "Information About the NYSE--Legal Proceedings."

THE SUCCESSFUL IMPLEMENTATION AND OPERATION OF THE NYSE HYBRID MARKETSM FACES A NUMBER OF SIGNIFICANT CHALLENGES AND DEPENDS ON A NUMBER OF FACTORS THAT WILL BE OUTSIDE THE CONTROL OF NYSE GROUP.

     The NYSE is currently working on implementing the NYSE Hybrid MarketSM, which is intended to integrate into one platform aspects of both the physically-convened auction market and automated execution. If successfully implemented, we expect that the NYSE Hybrid MarketSM will change the way that securities are traded on the NYSE and will differentiate NYSE Group from electronic trading venues. This initiative is scheduled to be launched in the second quarter of 2006.

     The successful implementation of the NYSE Hybrid MarketSM faces a number of significant challenges, including the difficulties of developing novel technology. The successful implementation of the NYSE Hybrid MarketSM may also depend on the ability and willingness of specialists to build new technology platforms. It is also dependent on the SEC's timely approval of the necessary rule changes. There is no assurance that approval of the necessary rules will be forthcoming, or that the NYSE Hybrid MarketSM will be implemented in the form that the NYSE currently foresees.

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


     In addition, as a novel technology and method of trading, there is no assurance that the NYSE Hybrid MarketSM will function as it is currently anticipated to function, or that customers will accept and use the services that it offers. The operation of the NYSE Hybrid MarketSM may also put stress on other sections of NYSE Group, such as NYSE Regulation, and specifically surveillance.

     Any delay or difficulties in implementing or operating the NYSE Hybrid MarketSM may have a material adverse effect on the ability of NYSE Group to compete, particularly after all of the provisions of Regulation NMS are in effect. An unwillingness of customers to accept and utilize the NYSE Hybrid MarketSM services might also have an adverse impact on the ability of NYSE Group to compete. For a discussion of the NYSE Hybrid MarketSM, see "Information About the NYSE--The NYSE Hybrid Market Initiative."

MARKET   FLUCTUATIONS   AND  OTHER  RISKS  BEYOND  NYSE  GROUP'S  CONTROL  COULD
SIGNIFICANTLY REDUCE DEMAND FOR ITS SERVICES AND HARM ITS BUSINESS.

     The volume of securities transactions and the demand for listings and NYSE Group's other products and services are directly affected by economic, political and market conditions in the United States and elsewhere in the world that are beyond its control, including:

     o    broad trends in business and finance;

     o    concerns about terrorism and war;

     o    concerns  over   inflation  and  wavering   institutional   or  retail
          confidence levels;

     o changes in government monetary policy and foreign currency exchange rates;

     o    the availability of short-term and long-term funding and capital;

     o    the availability of alternative investment opportunities;

     o    changes in the level of trading activity;

     o    changes and volatility in the prices of securities;

     o    changes in tax policy;

     o    the level and volatility of interest rates;

     o    legislative and regulatory changes; and

     o    unforeseen market closures or other disruptions in trading.

     General economic conditions affect securities markets in a variety of ways, from determining availability of capital to influencing investor confidence. Poor economic conditions also have an impact on the process of raising capital, reducing the number of new applicants to listing or private sales of securities. The economic climate in recent years has been characterized by challenging business and economic conditions. During 2000 through early 2003, the major U.S. market indices experienced severe declines. The weak and uncertain economic climate, together with corporate governance and accounting concerns, contributed to a reduction in corporate transactions and a generally more difficult business environment. In addition, the United States and other countries in which NYSE Group hopes to offer its services have suffered acts of war or terrorism or other armed hostilities. These or similar acts have in the past increased or prolonged, and may in the future increase or prolong, negative economic conditions. Adverse changes in the economy or the outlook for the securities industry can have a negative impact on NYSE Group's revenues through declines in trading volume, new listings and demand for market data. Generally adverse economic conditions may also have a disproportionate effect on NYSE Group. Because NYSE Group's infrastructure and overhead will be based on assumptions of certain levels of market activity, significant declines in trading volumes, new listings or demand for market data may have a material adverse effect on the business, financial condition and operating results of NYSE Group.

     A significant portion of NYSE Group's revenues will depend, either directly or indirectly, on its transaction-based business, which, in turn, is dependent on its ability to attract and maintain order flow, both in absolute terms and relative to other market centers. If the amount of trading volume on the NYSE or ArcaEx decreases,

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


     NYSE Group's revenue from transaction fees will decrease. There may also be a reduction in revenue from market data fees. If NYSE Group's share of total trading volumes decreases relative to its competitors, it may be less attractive to market participants as a source of liquidity and may lose trading volume and associated transaction fees and market data fees as a result. In addition, declines in NYSE Group's share of trading volume could adversely affect the growth, viability and importance of various of its market information products, which will constitute an important portion of its revenues.
     NYSE Group also expects to generate a significant portion of its revenues from listing fees. Among the factors affecting companies' decision to go public and/or list their shares on U.S. markets are general economic conditions, industry-specific circumstances, capital market trends, mergers and acquisitions environment, and regulatory requirements. The extent to which these and other factors cause companies to remain privately owned or decide not to list their shares in the United States may have a material adverse effect on the business, financial condition and operating results of NYSE Group.

     The financial services industry and particularly the securities transactions business are dynamic and uncertain environments, and we expect a highly competitive environment, as well as exchange consolidation and member organization consolidation to persist in the future. This environment has led to business failures and has encouraged the introduction of alternative trading venues with varying market structures and new business models. Well-capitalized competitors from outside the United States may seek to expand their operations in the U.S. market. In addition, the financial services industry is subject to extensive regulation, which may change dramatically in ways that affect industry market structure. If NYSE Group is unable to adjust to structural changes within its markets, technological and financial innovation, and other competitive factors, its business will suffer and competitors will take advantage of opportunities to its detriment.

THE LOSS OF KEY PERSONNEL MAY ADVERSELY AFFECT NYSE GROUP.

     Following the mergers, NYSE Group will be dependent upon the contributions of its senior management team and other key employees, including key staff of NYSE Regulation, for its future success. Most of these individuals do not have employment agreements. If several of these executives, or other key employees, were to cease to be employed by NYSE Group, including as a result of the integration of the NYSE and Archipelago following the mergers, NYSE Group could be adversely affected. In particular, NYSE Group may have to incur costs to replace key employees that leave, and its ability to execute its business strategy could be impaired if it is unable to replace departing employees in a timely manner. Competition in the financial services industry for individuals with relevant experience is intense.

     In addition, NYSE Group will rely on a number of third-party consultants, particularly for trading technology. The interruption or loss of any of these regularly provided services could result in a material adverse effect on the business, financial condition and operating results of NYSE Group.

INSUFFICIENT  SYSTEMS  CAPACITY  OR  SYSTEMS  FAILURE  COULD  HARM NYSE  GROUP'S
BUSINESS.

     NYSE Group's business depends on the performance and reliability of the computer and communications systems supporting it. In particular, heavy use of ArcaEx's platform and order routing systems during peak trading times or at times of unusual market volatility could cause ArcaEx's systems to operate slowly or even to fail for periods of time. If its systems cannot be expanded to handle increased demand, or otherwise fail to perform, NYSE Group could experience disruptions in service, slower response times, delays in introducing new products and services and loss of revenues. In addition, its trading activities may be negatively affected by system failures of other trading systems, as a result of which it may be required to suspend trading activity in particular stocks or, in the case of ArcaEx, cancel previously executed trades under certain circumstances.

     Failure to maintain systems or to ensure sufficient capacity may also result in a temporary disruption of NYSE Group's regulatory and reporting functions. These consequences, in turn, could result in lower trading volumes, financial losses, decreased customer service and satisfaction, litigation or customer claims, or regulatory sanctions.

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


     The NYSE and Archipelago have experienced systems failures in the past. It is possible that NYSE Group will experience systems failures in the future, or periods of insufficient systems capacity or network bandwidth, power or telecommunications failure, acts of God or war, terrorism, human error, natural disasters, fire, power loss, sabotage, hardware or software malfunctions or defects, computer viruses, intentional acts of vandalism or similar events. Any system failure that causes an interruption in service or decreases the responsiveness of its service could impair NYSE Group's reputation and negatively impact its revenues. NYSE Group also relies on third parties for systems support. Any interruption in these third-party services or deterioration in the performance of these services could also be disruptive to its business (and the planned NYSE Hybrid MarketSM, in particular) and have a material adverse effect on its business, financial condition and operating results.

NYSE GROUP'S NETWORKS AND THOSE OF ITS THIRD-PARTY SERVICE PROVIDERS MAY BE VULNERABLE TO SECURITY RISKS, WHICH COULD RESULT IN WRONGFUL USE OF ITS INFORMATION OR CAUSE INTERRUPTIONS IN ITS OPERATIONS THAT CAUSE IT TO LOSE TRADING VOLUME AND RESULT IN SIGNIFICANT LIABILITIES. NYSE GROUP WILL ALSO INCUR SIGNIFICANT EXPENSE TO PROTECT ITS SYSTEMS.

     NYSE Group expects that the secure transmission of confidential information over public networks will be a critical element of its operations. Its networks and those of its third-party service providers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully access and use NYSE Group's information or cause interruptions or malfunctions in its operations. Any of these events could cause NYSE Group to lose trading volume. NYSE Group will be required to expend significant further resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by breaches. Its security measures may prove to be inadequate and result in system failures and delays that could cause NYSE Group to lose business.

NYSE GROUP'S REVENUES FROM SIAC COULD SIGNIFICANTLY DECREASE IF SIAC LOSES ITS MAJOR CUSTOMERS.

     SIAC, which is two-thirds owned by the NYSE and one-third owned by the American Stock Exchange, is the principal vendor of the NYSE's data processing and software development services. In 2004, SIAC's revenues accounted for 15.3% of the NYSE's aggregate revenues. Historically, SIAC has relied on three principal customers for a majority of its revenues: (1) the NYSE, (2) the American Stock Exchange and (3) the National Securities Clearing Corporation and Fixed Income Clearing Corporation. In 2004, the NYSE was the source of 54.4% of SIAC's revenues; the American Stock Exchange was the source of 16.2% of SIAC's revenues; and the National Securities Clearing Corporation and Fixed Income Clearing Corporation were the source of 13.7% of SIAC's revenues. The National Securities Clearing Corporation and Fixed Income Clearing Corporation have entered into separate agreements with SIAC, pursuant to which the services previously provided by SIAC will be phased out. In addition, the American Stock Exchange has sent a notice to SIAC indicating that it may materially decrease its use of SIAC's services. If the American Stock Exchange materially decreases its use of SIAC's services, NYSE Group's revenues from SIAC will be adversely affected. To the extent that the American Stock Exchange does not bear a portion of the costs associated with this decrease, (including transition costs and an appropriate share of SIAC's current overhead as SIAC seeks to mitigate the overhead costs), or to the extent that NYSE Group is not able to reduce its costs associated with SIAC to offset the amount of reduction in revenue from SIAC (which it may not be able to do), NYSE Group's profits and results of operations may be adversely affected.

ANY FAILURE BY NYSE GROUP TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS COULD ADVERSELY AFFECT ITS BUSINESS.

     NYSE Group and its subsidiaries will own the rights to a number of trademarks, service marks, trade names, copyrights and patents used in its businesses. To protect its intellectual property rights, NYSE Group will rely on a combination of trademark laws, copyright laws, patent laws, trade secret protection, confidentiality agreements and other contractual arrangements with its affiliates, customers, strategic investors and others. The protective steps taken may be inadequate to deter misappropriation of proprietary information. NYSE Group may be unable to detect the unauthorized use of, or take appropriate steps to enforce, its intellectual property rights. Failure to protect its intellectual property adequately could harm the reputation of NYSE Group and its subsidiaries and affect its ability to compete effectively. Further, defending its intellectual property rights may require significant

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financial and managerial resources, the expenditure of which may have a material adverse effect on the business, financial condition and operating results of NYSE Group.

     In the future NYSE Group or its subsidiaries may be subject to intellectual property rights claims, which may be costly to defend, could require the payment of damages and could limit NYSE Group's ability to use certain technologies. Some of NYSE Group's competitors currently own patents and have actively been filing patent applications in recent years, some of which may relate to NYSE Group's trading platforms and business processes. As a result, NYSE Group could in the future face allegations that it has infringed or otherwise violated the intellectual property rights of third parties. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. Successful challenges against NYSE Group could require it to modify or discontinue its use of technology where such use is found to infringe or violate the rights of others, or require NYSE Group to obtain licenses from third parties. For a discussion of litigation involving the NYSE, see "Information About the NYSE--Legal Proceedings."

NYSE GROUP IS SUBJECT TO SIGNIFICANT LITIGATION RISK AND POTENTIAL SECURITIES LAW LIABILITY.

     Many aspects of NYSE Group's business will involve substantial liability risks. These risks will include, among others, potential liability from disputes over terms of a trade, the claim that a system failure or delay caused monetary losses to a customer, that NYSE Group entered into an unauthorized transaction or that NYSE Group provided materially false or misleading statements in connection with a transaction. Dissatisfied customers frequently make claims against their service providers regarding quality of trade execution, improperly settled trades, mismanagement or even fraud. NYSE Group could be exposed to substantial liability under federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC. NYSE Group could incur significant legal expenses defending claims, even those without merit. In addition, an adverse resolution of any future lawsuit or claim against NYSE Group may have a material adverse effect on the business, financial condition and operating results of NYSE Group.

THE SALE OF TRADING LICENSES MAY CAUSE UNCERTAINTY THAT MAY ADVERSELY AFFECT NYSE GROUP'S BUSINESS.

     The right to trade securities on the NYSE is currently held by the owner or lessee of a regular NYSE membership. Following the mergers, NYSE memberships will cease to exist, and the right to trade securities on the trading facilities of the NYSE will be separate from equity interests in NYSE Group. We currently expect that trading licenses will be sold through some form of Dutch auction, and that a holder of a trading license would be subject to the approval and surveillance of NYSE Regulation. There is risk associated with this process. The use of an auction to determine the number and price of trading licenses can result in revenues that differ from those projected. In addition, there is risk that the uncertainty regarding the number and pricing of the trading licenses could result in a reduction in the use of the trading facilities of the NYSE or cause the NYSE to impose transition rules that could constrain trading license revenue. For a discussion of trading licenses after the mergers, see "Information About NYSE Group--Trading Licenses."

NYSE GROUP'S BUSINESS AFTER THE MERGERS WILL BE DIFFICULT TO EVALUATE BECAUSE THE NYSE HAS NEVER BEEN OPERATED AS A FOR-PROFIT COMPANY AND ARCHIPELAGO HAS A LIMITED OPERATING HISTORY.

     After the mergers, NYSE Group's business will consist of the businesses of the NYSE and Archipelago, and will be operated as for-profit entities (other than NYSE Regulation). Historically, the NYSE has operated as a not-for-profit entity. In addition, although Archipelago historically has been operated as a for-profit entity, its operating history is limited. As a result, the historical financial condition of the NYSE and Archipelago may not adequately reflect the likely financial condition of NYSE Group after the mergers.

NYSE GROUP MAY BE AT GREATER RISK FROM TERRORISM THAN OTHER COMPANIES.

     Given the NYSE's position as the world's largest equities market, its prominence in the U.S. securities industry and the concentration of many of its properties and personnel in lower Manhattan, NYSE Group may be more likely than other companies to be a direct target of, or an indirect casualty of, attacks by terrorists or terrorist organizations.


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



     It is impossible to predict the likelihood or impact of any terrorist attack on the securities industry generally or on NYSE Group or any of its subsidiaries. In the event of an attack or a threat of an attack, NYSE Group's security measures and contingency plans may be inadequate to prevent significant disruptions in NYSE Group's business, technology or access to the infrastructure necessary to maintain its business. For a discussion of some of the NYSE's security measures and contingency plans, see "Information About the NYSE--Security Measures and Contingency Plans." Damage to NYSE Group's facilities due to terrorist attacks may be significantly in excess of any amount of insurance received, or may not be insurable at a reasonable price or at all. The threat of terrorist attacks may also negatively affect NYSE Group's ability to attract and retain employees. In addition, terrorist attacks may cause instability or decreased trading in the securities markets, including trading on NYSE Group's trading platforms. Any of these events could have a material adverse effect on NYSE Group's business, financial condition and operating results.

RISKS RELATING TO AN INVESTMENT IN NYSE GROUP COMMON STOCK

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR NYSE GROUP COMMON STOCK.

     NYSE Group has applied to list NYSE Group common stock on the NYSE. However, an active public market for NYSE Group common stock may not develop or be sustained after the completion of the mergers. We cannot predict the extent to which a trading market will develop or how liquid that market might become.

     The market price of NYSE Group common stock may fluctuate. Broad market and industry factors may adversely affect the market price of NYSE Group common stock, regardless of its actual operating performance. Factors that could cause fluctuations in its stock price may include, among other things:

     o    actual or anticipated variations in quarterly operating results;

     o changes in financial estimates by NYSE Group or by any securities analysts who might cover NYSE Group's stock;

     o conditions or trends in its industry, including regulatory changes or changes in the securities marketplace;

     o changes in the market valuations of exchanges and other trading facilities in general, or other companies operating in the securities industry;

     o    announcements   by  NYSE  Group  or  its  competitors  of  significant
          acquisitions, strategic partnerships or divestitures;

     o    announcements  of  investigations   or  regulatory   scrutiny  of  its
          operations or lawsuits filed against NYSE Group;

     o    additions or departures of key personnel; and

     o sales of NYSE Group common stock, including sales of its common stock by its directors and officers or its strategic investors.

NYSE GROUP'S SHARE PRICE MAY DECLINE DUE TO THE LARGE NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE.

     Sales of substantial amounts of NYSE Group common stock, or the possibility of these sales, may adversely affect the market price of its common stock. These sales may also make it more difficult for NYSE Group to raise capital through the issuance of equity securities at a time and at a price it deems appropriate.

     Upon completion of the mergers, based on currently outstanding shares of Archipelago common stock, there will be approximately 158 million shares of NYSE Group common stock outstanding (excluding shares of NYSE Group common stock held by wholly owned subsidiaries of NYSE Group). In addition, approximately
8,550,000 shares of NYSE Group common stock will be reserved for issuance pursuant to grants to officers and employees of the NYSE Group and certain shares of NYSE Group common stock may be issued to officers and employees under NYSE Group equity plan (see "Information About NYSE Group--Equity Plan").

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



     Of the approximately 158 million shares outstanding, approximately 127,208,009 shares of NYSE Group common stock (including 10,380,505 shares held by certain entities affiliated with General Atlantic and 7,305,722 shares held by certain entities affiliated with Goldman Sachs Group) will be subject to restrictions on transfer that are scheduled to expire in three equal installments on the first, second and third anniversaries of the completion of the mergers. In addition, 1,184,178 shares of NYSE Group common stock held by an entity affiliated with Gerald D. Putnam will be subject to restrictions on transfer, which restrictions are scheduled to expire on the first anniversary of the completion of the mergers. The NYSE Group board of directors has the right, in its discretion, to remove the transfer restrictions earlier, in whole or in part, on any of the shares of NYSE Group common stock held by the former NYSE members or the entities affiliated with General Atlantic, Goldman Sachs Group or Mr. Putnam. If the NYSE Group board removes transfer restrictions on shares held by any of the NYSE members, then the board is required to remove the transfer restrictions simultaneously from a proportionate number of shares held by the entities affiliated with General Atlantic, Goldman Sachs Group and Mr. Putnam. Similarly, if the NYSE Group board of directors removes transfer restrictions on shares held by the entities affiliated with General Atlantic, Goldman Sachs Group or Mr. Putnam, then the transfer restrictions automatically will be removed from a proportionate number of shares of NYSE Group common stock held by the former NYSE members. See "Support and Lock-Up Agreements--Lock-Up of NYSE Group Common Stock" and "Description of NYSE Group Capital Stock--Transfer Restrictions on Certain Shares of NYSE Group Common Stock."

     Removal of the transfer restrictions for any of these reasons may lead to significant numbers of shares of NYSE Group common stock becoming available for sale, which may adversely affect the then-prevailing market price of NYSE Group common stock.

NYSE GROUP MAY SEEK TO RAISE ADDITIONAL FUNDS, FINANCE ACQUISITIONS OR DEVELOP STRATEGIC RELATIONSHIPS BY ISSUING CAPITAL STOCK.

     NYSE Group may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities, which would reduce the percentage ownership of existing NYSE Group stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of the NYSE Group common stock.

NYSE GROUP DOES NOT EXPECT TO PAY DIVIDENDS ON NYSE GROUP COMMON STOCK IN THE SHORT TERM.

     NYSE Group has not yet determined its dividend policy. Any determination to pay dividends in the future will be at the discretion of the NYSE Group board of directors and will depend upon NYSE Group's results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law or the SEC, business and investment strategy, and other factors that the NYSE Group board of directors deems relevant. The NYSE Group board of directors may determine not to implement a policy to pay periodic dividends to holders of NYSE Group common stock.

PROVISIONS OF NYSE GROUP'S ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW MAY DELAY OR DETER A CHANGE OF CONTROL OF NYSE GROUP.

     Following the mergers, NYSE Group's organizational documents will contain provisions that may have the effect of discouraging, delaying or preventing a change of control of, or unsolicited acquisition proposals for, NYSE Group that a stockholder might consider favorable. These include provisions:

     o vesting the NYSE Group board of directors with sole power to set the number of directors;

     o    limiting the persons that may call special stockholders' meetings;

     o    limiting stockholder action by written consent; and

     o requiring supermajority stockholder approval with respect to certain amendments to the NYSE Group certificate of incorporation and bylaws.

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



     In addition, its organizational documents will include provisions that:

     o restrict any person (either alone or together with its related persons) from voting or causing the voting of shares of stock representing more than 10% of NYSE Group's outstanding voting capital stock (including as a result of any agreement by any other persons not to vote shares of stock); and

     o restrict any person (either alone or together with its related persons) from beneficially owning shares of stock representing more than 20% of the outstanding shares of any class or series of NYSE Group's capital stock.

For a more detailed description of these provisions, see "Description of NYSE Group Capital Stock," as well as the form of NYSE Group certificate of incorporation and bylaws attached as Annexes G and H, respectively, to this document.

     Furthermore, the NYSE Group board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of these shares without stockholder approval. Any series of NYSE Group preferred stock is likely to be senior to the NYSE Group common stock with respect to dividends, liquidation rights and, possibly, voting rights. The ability of the NYSE Group board of directors to issue preferred stock also could have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of the common stock.

     In addition, Delaware law makes it difficult for stockholders that recently have acquired a large interest in a corporation to cause the merger or acquisition of the corporation against the directors' wishes. Under Section 203 of the Delaware General Corporation Law, a Delaware corporation may not engage in any merger or other business combination with an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder except in limited circumstances, including by approval of the corporation's board of directors. See "Comparison of Rights Prior to and After the Mergers."

     Certain aspects of the certificate of incorporation, bylaws and structure of NYSE Group and its subsidiaries will be subject to SEC oversight. See "Regulation--SEC Oversight."

IF NYSE GROUP IS UNABLE TO FAVORABLY ASSESS THE EFFECTIVENESS OF ITS INTERNAL CONTROLS OVER FINANCIAL REPORTING, OR IF ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IS UNABLE TO PROVIDE AN UNQUALIFIED ATTESTATION REPORT ON NYSE GROUP'S ASSESSMENT, THE STOCK PRICE OF NYSE GROUP COULD BE ADVERSELY AFFECTED.

     Pursuant to Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and beginning with NYSE Group's annual report on Form 10-K for the fiscal year ending December 31, 2006, NYSE Group management will be required to certify to and report on, and its Independent Registered Public Accounting Firm will be required to attest to, the effectiveness of NYSE Group's internal controls over financial reporting as of December 31, 2006. The rules governing the standards that must be met for management to assess NYSE Group's internal controls over financial reporting are new and complex, and require significant documentation, testing and possible remediation. The NYSE and Archipelago currently are in the process of reviewing, documenting and testing their internal controls over financial reporting. In connection with this continuing effort, the NYSE restated its financial statements as of December 31, 2004 and 2003, and for the years ended December 31, 2004, 2003 and 2002, and for the three and six months ended June 30, 2004. For a more detailed discussion of these restatements, and the impact of these restatements, see "Selected Historical Financial Data of the NYSE--Restatement of Financial Statements." A restatement may be an indication that a material weakness would have existed had the NYSE been required to comply with Section 404 of the Sarbanes-Oxley Act. The continuing effort to comply with regulatory requirements relating to internal controls will likely cause us to incur increased expenses and diversion of management's time and other internal resources. We also may encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal controls over financial reporting. In addition, in connection with the attestation process by NYSE Group's Independent Registered Public Accounting Firm, NYSE Group may encounter problems or delays in completing the implementation of any requested improvements or receiving a favorable attestation. If NYSE Group cannot favorably assess the effectiveness of its internal controls over financial reporting, or if its Independent Registered Public Accounting Firm is unable to provide an unqualified attestation report on its assessment, investor confidence and the stock price of NYSE Group common stock could be adversely affected.


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